Exhibit 99.1

Curtiss-Wright Reaffirms 2016 Guidance and Offers Initial 2017 Outlook

Company to Webcast Investor Day Presentation Live at 8:30 am EDT

CHARLOTTE, N.C.--(BUSINESS WIRE)--October 6, 2016--Curtiss-Wright Corporation (NYSE: CW) today announced in conjunction with its 2016 Investor Day event in Cheswick, PA, that it is reaffirming full-year 2016 guidance and providing its initial 2017 outlook.

Business Outlook

  Company reaffirms full-year 2016 guidance for Sales, Operating Income, Operating Margin, Diluted EPS and Free Cash Flow;
  Operating margin to range from 14.2% to 14.4% in 2016, which is expected to be in the top quartile compared to the peer group;
  Maintaining full-year 2016 expectations for diluted earnings per share (EPS) of $4.00 to $4.15;
  Expecting modest, sequential improvement in third quarter diluted EPS ranging from $0.95 to $1.00, followed by a strong fourth quarter;
  Maintaining outlook for strong free cash flow generation of $300 million to $320 million in 2016; and
  Expecting full-year 2017 sales to be in-line with 2016, with continued operating margin expansion and solid free cash flow generation.

“Looking to the balance of 2016, we continue to anticipate sequential margin improvement as we execute against our operational initiatives and advance to top-quartile financial performance versus our peer group,” said David C. Adams, Chairman and CEO of Curtiss-Wright Corporation. “We are maintaining our full-year operating margin guidance for a 90 to 110 basis point improvement compared with pro forma 2015 results. In addition, we are maintaining our full-year free cash flow guidance and expect to deliver strong, double-digit growth in 2016.

“For 2017, we expect our sales to be in-line with 2016, as solid organic growth on the AP1000 program and within our defense businesses is expected to be offset by ongoing headwinds in our industrial and nuclear aftermarket businesses. We also expect moderate operating margin improvement, with a goal to achieve top quartile status compared with our peer group, as well as to generate solid free cash flow in 2017.

“Longer-term, we believe Curtiss-Wright is well positioned for future organic growth, which will further drive our profitability and cash flow. In addition, our strong balance sheet provides us with the flexibility to augment our growth through acquisition and we continue to actively evaluate potential opportunities that fit our stringent strategic and financial criteria.”

Investor Day 2016

Beginning at 8:30 am EDT this morning, Curtiss-Wright is hosting an Investor Day and conducting a live webcast to provide a strategic update and an overview of the commercial nuclear power business. A 15-min break has been scheduled for approximately 9:30 am, and the live webcast will conclude at approximately 11:00 am.

The event features presentations by David C. Adams, Chairman and Chief Executive Officer, and Glenn E. Tynan, Vice President and Chief Financial Officer. Presentations on the Company’s nuclear end markets will be conducted by the Senior VP/General Managers of the operating divisions. The Company also will provide a tour of its facility in Cheswick, PA showcasing the AP1000 Reactor Coolant Pump (RCP).

Access to the webcast and the accompanying slide presentations will be posted under ‘Events and Webcasts’ in the Investor Relations section of Curtiss-Wright’s website at www.curtisswright.com. For those unable to participate in the live event, a webcast replay will be available on the Company’s website beginning approximately three hours after the conclusion of the event.

About Curtiss-Wright Corporation

Curtiss-Wright Corporation (NYSE:CW) is a global innovative company that delivers highly engineered, critical function products and services to the commercial, industrial, defense and energy markets. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing reliable solutions through trusted customer relationships. The company employs approximately 8,400 people worldwide. For more information, visit www.curtisswright.com.

Certain statements made in this press release, including statements about future revenue, financial performance guidance, quarterly and annual revenue, net income, operating income growth, future business opportunities, cost saving initiatives, the successful integration of the Company’s acquisitions, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in the competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information are available at www.curtisswright.com.

CONTACT:
Curtiss-Wright Corporation
Jim Ryan, 704-869-4621
jim.ryan@curtisswright.com